UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

SPINNAKER EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-16009	76-0560101
(Commission File Number)	(IRS Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the regularly scheduled semi-annual redetermination of the borrowing base, the banks increased the borrowing base under the $200.0 million credit agreement (“Revolver”) from $140.0 million to $160.0 million based on our December 31, 2004 reserve report prepared by Ryder Scott Company, L.P. As a result of the increase to the borrowing base, current availability under the $50.0 million Tranche B is $40.0 million. Total availability under the Revolver is currently $200.0 million. As of March 29, 2005, we had outstanding borrowings of $105.0 million. On March 29, 2005, Spinnaker Exploration Company’s wholly-owned subsidiary, Spinnaker Exploration Company, L.L.C., entered into a second amendment to the Revolver. Among other provisions, the amendment extended the Tranche B termination date to October 31, 2005, unless sooner terminated in accordance with the Revolver.

Item 9.01 Financial Statements and Exhibits.

c.	Exhibits

99.1 Second Amendment to Credit Agreement dated as of March 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: April 1, 2005	By:	/s/ JEFFREY C. ZARUBA
	Name:	Jeffrey C. Zaruba
	Title:	Vice President, Treasurer and
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amendment to Credit Agreement dated as of March 29, 2005